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                                                             EXHIBIT 9(C)

           AMENDMENT NO. 2 TO BASIC ADMINISTRATIVE SERVICES AGREEMENT


         This Amendment No. 2, dated as of the 1st day of March, 1993, is entered into between PACIFIC HORIZON FUNDS, INC. (the "company"), a Maryland corporation, and Concord Holding Corporation, a Delaware corporation ("Concord").

         WHEREAS, the Company and Concord have entered into a Basic Administrative Services Agreement dated as of November 13, 1989 as amended by Amendment No. 1 dated as of November 1, 1991 (the "Administration Agreement"), pursuant to which the Company retained Concord as its Administrator to provide basic administrative services for the benefit of all classes of Shares (as defined in the Administration Agreement) in its Prime Fund, Treasury Fund, Horizon Tax-Exempt Money Fund, California TaxExempt Money Market Fund and Pacific Horizon Tax-Exempt Money Market Fund; and

         WHEREAS, the Company has notified Concord that it has established a Treasury Only Fund and Government Fund and that it desires to retain Concord to act as the Administrator therefor, and Concord has notified the Company that it is willing to serve as the Administrator for the Treasury Only Fund and Government Fund (the "Funds");

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. APPOINTMENT. The Company hereby appoints Concord as Administrator of the Treasury Only Fund and Government Fund for the period and on the terms set forth in the Administration Agreement. Concord hereby accepts such appointment and agrees to perform the services and duties set forth in the Administration Agreement, for the compensation herein provided.

         2. COMPENSATION. For the services provided and the expenses assumed as Administrator pursuant to the Administration Agreement with respect to the Treasury Only Fund and Government Fund, the Company will pay concord a fee, computed daily and paid monthly, based on the net assets of the Treasury Only Fund and Government Fund considered separately on a per-Fund basis at the following annual rates: .10% of the first $7 billion of each Fund's net assets, plus .09% of the next $3 billion of each Fund's net assets, plus .08% of each Fund's net assets over $10 billion. Such fee as is attributable to each Fund will be a separate charge to each such Fund and will be the several (and not the joint and several) obligation of each such Fund.





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         If in any fiscal year the aggregate expenses of any Fund (as defined under the securities regulations of any state having jurisdiction over such
Fund) exceed the expense limitations of any such state, Concord will reimburse the Fund for one-half of such excess expenses unless the Fund's investment adviser reimburses the Fund for more than one-half of such excess expenses, in which case Concord will reimburse the Fund for the difference between the amount of such excess expenses less the amount of the investment adviser's reimbursement to the Fund. The obligation of Concord to reimburse any Fund hereunder is limited in any fiscal year to the amount of its fee hereunder for such fiscal year with respect to such Fund; PROVIDED, HOWEVER, that notwithstanding the foregoing, Concord shall reimburse any Fund for such proportion of such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Fund so require. Such expense reimbursement, if any, will be estimated and accrued daily and paid on a monthly basis.

         3. MISCELLANEOUS. Except to the extent amended hereby, the Administration Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date and year first above written.

                                        PACIFIC HORIZON FUNDS, INC.


                                        By:/s/ Thomas M. Collins
                                        ---------------------
                                        President



                                        CONCORD HOLDING CORPORATION


                                        By:/s/ Richard Stierwalt
                                           ---------------------
                                        Chief Executive Officer





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